EXHIBIT 99.1

PRESS RELEASE

For more information contact:                      FOR IMMEDIATE RELEASE
Joseph M. Murphy
President & Chief Executive Officer
(207) 288-3314

Bar Harbor Bankshares Shareholders Authorize Preferred Stock In Connection with U. S. Treasury Capital Purchase Program

Bar Harbor, ME, January 8, 2009 – Bar Harbor Bankshares (the "Company") (NYSE Alternext US: BHB) announced today that a Special Meeting of the Company’s Shareholders was held on January 7, 2009. At this meeting the shareholders’ voted to amend the Company’s Articles of Incorporation to authorize the issuance of preferred stock. On December 8, 2008, the Company received preliminary approval to receive approximately $18.75 million under the Capital Purchase Program ("CPP"), which is sponsored by the United States Treasury. Authorization of the new preferred shares of stock is necessary for the Company to participate in this program.

In making the announcement, President & CEO Joseph Murphy commented, "Our capital ratios are strong and well above regulatory requirements to qualify as ‘well-capitalized.’ However, the Company’s Board of Directors believes that this unique opportunity to acquire additional capital on favorable terms compared to other options currently available is in the best interests of its shareholders. Given the widespread uncertainty over the length and depth of the current economic downturn throughout the United States, we must assume that some aspects of that downturn may also continue to affect the economy in Maine.

Under the Emergency Economic Stabilization Act of 2008, the United States Treasury created the Capital Purchase Program to provide strong regional and local banks, such as the Company, with the additional capacity to stimulate economic activity in their local markets by providing a reliable supply of credit to businesses and consumers through prudent lending programs. The Company recognizes that it has a meaningful role to play in helping the coastal Maine communities it serves to manage through this extraordinary economic environment."

In concluding, Mr. Murphy commented, "While the change in the Company’s Articles of Incorporation will enable the Company’s participation in the CPP, it may also provide the Company broader options for managing its capital requirements in the future as investment markets improve over time."

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements with respect to the business of the Company for which it claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "expects," "plans," "believes," and other words of similar meaning. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding the Company’s participation in the Treasury’s Capital Purchase Program. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: that, despite preliminary approval for participation in the Capital Purchase Program and shareholder authorization of the preferred shares, the issuance of those shares may not occur if the Company does not enter into and close upon a final agreement with Treasury for the issuance of preferred shares. In addition, local market or other factors may impact the Company’s use the proceeds derived from a possible sale of preferred shares to Treasury in ways different from those anticipated by management. One or more of these factors could affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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